CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference of our reports, dated August 25, 2010, on the financial statements and financial highlights of Hussman Investment Trust, comprised of Hussman Strategic Growth Fund, Hussman Strategic Total Return Fund and Hussman Strategic International Equity Fund, included in the Annual Reports to Shareholders for the fiscal year ended June 30, 2010, in Post-Effective Amendment Number 14 to the Registration Statement (Form N-1A, No. 333-35342), as filed with the Securities and Exchange Commission.

Cincinnati, Ohio
October 28, 2010